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                                                                  Exhibit (a)(9)

     This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated July 16, 1999, and the related Letter of Transmittal, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of NTG Acquisition Corp. by Salomon Smith Barney Inc. or by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

                     Notice of Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
          (Including the Associated Preferred Stock Purchase Rights)
                                      of
                           Orion Capital Corporation
                                      at
                         $50.00 Net Per Share in Cash
                                      by
                            NTG Acquisition Corp.,
                    an indirect wholly-owned subsidiary of
                             Royal & Sun Alliance
                              Insurance Group plc

     NTG Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect wholly-owned subsidiary of Royal & Sun Alliance Insurance Group plc, a public limited company organized under the laws of England and Wales ("Royal plc"), is offering to purchase all outstanding shares of common stock, par value $1.00 per share (the "Shares"), of Orion Capital Corporation, a Delaware corporation (the "Company"), and the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of September 11, 1996, as amended, by and between the Company and First Chicago Trust Company of New York, as Rights Agent (as the same may be amended, the "Rights Agreement"), at a purchase price of $50.00 per Share net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 16, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments and supplements thereto, collectively constitute the "Offer"). Unless the context otherwise requires, all references to Shares herein and in the Offer to Purchase shall include the associated Rights.

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, AUGUST 12, 1999, UNLESS THE OFFER IS EXTENDED. THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which represents at least a majority of the total number of Shares outstanding on the date Shares are accepted for payment. The Offer also is subject to the other conditions set forth in the Offer to Purchase including the consent of certain state insurance regulatory authorities which are not expected to be received until the fourth quarter of 1999. The parties expect that the Expiration Date will be extended in order to permit the parties to obtain such consents. See Sections 11, 14 and 15 of the Offer to Purchase.

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     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 12, 1999, by and between the Company, Purchaser and Purchaser's parent, Royal Group, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Royal plc ("Royal US") (the "Merger Agreement"), pursuant to which, following the consummation of the Offer and the satisfaction of certain conditions, Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation. On the effective date of the Merger, each outstanding Share (other than any Shares held by Purchaser, any direct or indirect subsidiary of Purchaser, the Company or any direct or indirect subsidiary of the Company and other than Shares, if any, held by stockholders who perfect their appraisal rights under Delaware law) will, by virtue of the Merger and without any action by the holder thereof, be converted into the right to receive an amount equal to $50.00 in cash without interest thereon.

     As a condition and inducement to Purchaser and Royal US entering into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, Royal US and the Company have entered into a Stock Option Agreement, dated as of July 12, 1999, pursuant to which, among other things, the Company has granted Royal US an irrevocable option to purchase up to 5,443,697 newly issued Shares at $50.00 per Share (the "Option"). The Option only can be exercised in certain circumstances as described in Section 11 of the Offer to Purchase.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to Citibank N.A., as depositary (the "Depositary"), of Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book Entry Confirmation (as defined in the Offer to Purchase) with respect thereto), (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal. The per share consideration paid to any holder of Shares pursuant to the Offer will be the highest per share consideration paid to any other holder of such Shares pursuant to the Offer. Under no circumstances will interest on the purchase price for Shares be paid by Purchaser, regardless of any extension of the Offer or any delay in making such payment.

     Subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the existence of any of the conditions specified in Section 14 of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, and such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date (as defined in the Offer to Purchase).

     Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided in the Offer to Purchase, may also be withdrawn at any time after September 13, 1999. In order for a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature on the notice of withdrawal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"), except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for

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book-entry transfer set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in this paragraph. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 of the Offer to Purchase.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase, and is incorporated herein by reference.

     The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers listed below. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or brokers, dealers, commercial banks and trust companies, and copies will be furnished promptly at Purchaser's expense. None of Purchaser, Royal US or Royal plc will pay any fees or commissions (other than to the Dealer Manager or the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:
                           Mackenzie Partners, Inc.
                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (call collect)

                                      or

                         Call Toll-Free (800) 322-2885

                     The Dealer Manager for the Offer is:
                             Salomon Smith Barney
                             388 Greenwich Street
                           New York, New York 10013
                                (212) 816-1057
July 16, 1999

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